UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 1, 2016
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FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)
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Louisiana	001-35915	14-1985604
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Baronne Street New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (504) 566-8000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2016, the Boards of Directors of First NBC Bank Holding Company (the “Company”) and its wholly owned subsidiary, First NBC Bank (the “Bank”), took action to separate the offices of Chief Executive Officer and President at First NBC Bank and First NBC Bank Holding Company and appointed Hermann Moyse III to serve on an interim basis as Chief Executive Officer of the Company and the Bank. Ashton J. Ryan will continue in his role as President of the Company and the Bank and will remain a member of the Boards of Directors of the Company and the Bank. The Boards of Directors of the Company and the Bank also took action to appoint Marsha S. Crowle, current Chief Compliance Officer of the Company and the Bank, to serve on an interim basis as Chief Operating Officer of the Company and the Bank. Each of the appointments is subject to prior regulatory approval and will become effective upon the receipt of such approvals without any further action by the Boards of Directors.
Mr. Moyse, age 67, has more than 35 years of banking experience, having served as an executive officer of two banking institutions and a director or advisory director of four banking institutions. Mr. Moyse has served as Chairman of the Board of First NBC Bank since September 2016 and as a director of the Bank since its inception in 2006. Mr. Moyse began his banking career in 1978 at City National Bank of Baton Rouge, where he served in numerous senior executive officer positions, as well as Chairman of the Board. During this time, he also served as President of the Community Development Corporation of First Commerce Corp., the $9.4 billion asset parent bank holding company for City National Bank. Upon the bank’s acquisition by Bank One in 1998, Mr. Moyse continued to serve as a senior executive for Bank One’s Louisiana operations for 12 months. After leaving Bank One, he served as a director and founder of Alliance Bank of Baton Rouge from 1999 until its acquisition by IBERIABANK in 2004, after which he served for almost two years as an advisory director of IBERIABANK. In addition to his banking experience, Mr. Moyse has enjoyed a diverse and lengthy business career that has focused on health care, real estate, insurance, and oil and gas industries, primarily through HM3 Corporation, a consultancy that he has operated since 1999. Through HM3, Mr. Moyse advised and actively oversaw the development of HealthOne Net, LLC, an occupational medical network which was later acquired by the largest private medical center in Louisiana. He has also served as President of two Louisiana-based healthcare non-profits. In addition, since 1999, Mr. Moyse has served as a director of Louisiana Companies, one of the region’s largest privately-held insurance brokerage and risk strategy firms. Over his career, Mr. Moyse has been actively involved in leadership positions in numerous civic organizations, including the Mid City Redevelopment Alliance, Louisiana Arts and Science Museum, Community Fund for the Arts, Capital Area United Way Agency Services Division, Greater Baton Rouge Arts Council and the Nature Conservancy of Louisiana, among others. Mr. Moyse is a graduate of the College of Emporia, B.S., 1970, and Louisiana State University, M.S.W., 1973.
Ms. Crowle, age 55, has more than 35 years of banking experience and has served as a senior executive officer of the Company and the Bank since inception. Prior to her appointment as Chief Operating Officer, Ms. Crowle has served the Company and the Bank since inception as Senior Executive Vice President and Chief Compliance Officer. In that capacity, she has also held managerial responsibilities over bank operations. Before joining the Bank, she served for 10 years as a Senior Vice President and Chief Compliance Officer of First Bank & Trust (New Orleans) and as Compliance Officer while employed for 15 years at Delta Bank.
No changes with respect to compensation arrangements were made by the Boards of Directors at this time.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated December 6, 2016, announcing leadership transition plan

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: December 6, 2016

FIRST NBC BANK HOLDING COMPANY
By:	/s/ Shivan Govindan
Shivan Govindan Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated December 6, 2016, announcing leadership transition plan